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                      STERLING CHEMICALS HOLDINGS, INC.
                                 EXHIBIT 11.1
                        EARNINGS PER SHARE COMPUTATION
                (Amounts in thousands, except per share data)


                                                                       Three          Three           Six            Six
                                                                       Months         Months         Months         Months
                                                                       Ended          Ended          Ended          Ended
                                                                      3/31/98        3/31/97        3/31/98        3/31/97
                                                                     ---------      ---------      ---------      ---------
     BASIC EARNINGS PER SHARE
Weighted average of common stock outstanding ...................        11,984         11,118         11,918         10,860

Net Loss .......................................................     $ (16,288)     $  (7,811)     $ (26,433)     $ (15,009)
Less: Preferred dividend requirements and accretion ............          (591)          (162)        (1,219)          (162)
Add: ESOP fair market value adjustment (1) .....................           505           --              505           --
                                                                     ---------      ---------      ---------      ---------

Net loss used in basic loss per share ..........................     $ (16,374)     $  (7,973)     $ (27,147)     $ (15,171)
                                                                     =========      =========      =========      =========

     BASIC LOSS PER SHARE ......................................     $   (1.37)     $   (0.72)     $   (2.28)     $   (1.40)
                                                                     =========      =========      =========      =========

     DILUTED EARNINGS PER SHARE

Weighted average of common stock outstanding ...................        11,984         11,118         11,918         10,860

Total weighted average shares outstanding used in
     diluted loss per share computation (2) ....................        11,984         11,118         11,918         10,860

Net loss .......................................................     $ (16,288)     $  (7,811)     $ (26,433)     $ (15,009)
Less: Preferred dividend requirements and accretion ............          (591)          (162)        (1,219)          (162)
Add: ESOP fair market value adjustment (1) .....................           505           --              505           --
                                                                     ---------      ---------      ---------      ---------

Net loss used in diluted earning per share .....................     $ (16,374)     $  (7,973)     $ (27,147)     $ (15,171)
                                                                     =========      =========      =========      =========

         DILUTED LOSS PER SHARE (2) ............................     $   (1.37)     $   (0.72)     $   (2.28)     $   (1.40)
                                                                     =========      =========      =========      =========


     (1) This amount reflects the impact of the changes in the estimated fair market value of the Company's Employee Stock Ownership Plan ("ESOP") shares that have been released to plan participants.

     (2) Due to losses resulting in anti-dilution, same as amount used in basic computation.


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